AMENDED AND RESTATED

SCHEDULE A

dated January 16, 2018 to the

SUB-ADVISORY AGREEMENT

dated May 1, 2014 between

CORNERSTONE ADVISORS INC.

and

LSV Asset Management

Each Fund will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund as may be allocated by the Adviser to the Sub-Adviser from time to time under the following fee schedule:

[Redacted]

CORNERSTONE ADVISORS INC.

By:	/s/ Jeff Huse
	Name:	Jeff Huse
	Title:	CTO

LSV ASSET MANAGEMENT

By:	/s/ Kevin Phelan
	Name:	Kevin Phelan
	Title:	COO